Tanger Factory Outlet Centers, Inc.

News Release

For Release: IMMEDIATE RELEASE
Contact:       Frank C. Marchisello, Jr.
                (336) 834-6834

TANGER REPORTS SECOND QUARTER 2006 RESULTS
25.8% Increase in Total FFO, 12.8% Increase in FFO Per Share,
Tenant Sales Increase 7.4%

Greensboro, NC, July 26, 2006, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations available to common shareholders (“FFO”), a widely accepted measure of REIT performance, for the three months ended June 30, 2006 increased 25.8% to $19.8 million, or $0.53 per share, as compared to FFO of $15.7 million, or $0.47 per share, for the three months ended June 30, 2005. For the six months ended June 30, 2006, FFO increased 27.8% to $38.6 million, or $1.05 per share, as compared to FFO of $30.2 million, or $0.90 per share, for the six months ended June 30, 2005.

For the three months ended June 30, 2006, net income available to common shareholders increased 40.3% to $4.9 million or $0.16 per share, as compared to $3.5 million, or $0.13 per share for the second quarter of 2005. For the six months ended June 30, 2006, net income available to common shareholders was $18.5 million, or $0.60 per share, compared to $551,000, or $0.02 per share for the first six months of 2005. Net income for the six months ended June 30, 2006 included a gain on the sale of real estate incurred during the first quarter of $13.8 million, while net income for the six months ended June 30, 2005 included a $4.7 million loss on sale of real estate incurred during the first quarter of 2005.

Net income and FFO per share amounts above are on a diluted basis. FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this press release on page 6.

Second Quarter Highlights

•	4.6% increase in same center net operating income

•	12.2% average increase in base rental rates on signed renewals with the existing tenants for 1,258,721 square feet, or 71.5% of the square feet scheduled to expire during 2006

•	96.2% occupancy rate for wholly-owned properties, compared to 96.5% as of June 30, 2005

•	$330 per square foot in reported same-space tenant sales for the rolling twelve months ended June 30, 2006, up 4.1% compared to the twelve months ended June 30, 2005

•	Newly constructed 264,900 square foot center in Wisconsin Dells, Wisconsin opening in August 2006

•	Newly constructed 352,500 square foot center in Charleston, South Carolina opening in August 2006

•	33.8% debt-to-total market capitalization ratio, 3.08 times interest coverage ratio

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, “Our second quarter results were outstanding. Same center net operating income increased 4.6%, while average tenant sales increased 7.4% during the second quarter of 2006, continuing the positive momentum experienced in the first quarter. We are very excited to see our two new centers nearing completion and look forward to both grand openings in August of this year.”

Portfolio Operating Results

During the second quarter of 2006, Tanger executed 113 leases, totaling 466,203 square feet within its wholly-owned properties. Lease renewals for the second quarter of 2006 accounted for 316,120 square feet and generated a 14.0% increase in average base rental rates on a straight-line basis. Base rental increases on re-tenanted space during the second quarter averaged 36.7% on a straight-line basis and accounted for the remaining 150,083 square feet. For the first six months of 2006, 1,258,721 square feet of renewals generated a 12.2% increase in average straight-line base rental rates, and represented 71.5% of the 1,760,000 square feet originally scheduled to expire during 2006.

Same center net operating income increased 4.6% for the second quarter of 2006 compared to the same period in 2005.

Reported same-space sales per square foot for the rolling twelve months ended June 30, 2006 were $330 per square foot. This represents a 4.1% increase compared to the rolling twelve months ended June 30, 2005. For the second quarter of 2006, same-space sales increased by 7.4%, as compared to the same period in 2005. Same-space sales is defined as the weighted average sales per square foot reported in space open for the full duration of the comparative periods. Reported same-store sales increased 5.3% for the three months ended June 30, 2006 and increased 3.0% for the six months ended June 30, 2006. Same-store sales are defined as sales for tenants whose stores have been open from January 1, 2005 through the duration of the comparison period.

Investment and Other Activities

During the second quarter of 2006, construction neared completion on the company’s two new centers located in Wisconsin Dells, Wisconsin and Charleston, South Carolina. The 264,900 square foot center in Wisconsin Dells, Wisconsin is currently 97% leased with tenant commitments for an additional 2% of the leasable space. Tanger has scheduled a grand opening celebration for August 18, 2006. Tenants in the center will include Polo Ralph Lauren, Abercrombie & Fitch, Hollister, Gap, Banana Republic, Old Navy, Liz Claiborne, Nike, Adidas, Tommy Hilfiger and many others. The Wisconsin Dells property, which was developed and is managed and leased by Tanger for a fee, is owned through a joint venture of which Tanger owns a 50% interest.

Tanger’s 352,500 square foot center in Charleston, South Carolina is currently 72% leased with tenant commitments for an additional 7% of the leasable space. The company has scheduled a grand opening celebration for August 31, 2006. Tenants in the center will include Gap, Banana Republic, Liz Claiborne, Nike, Adidas, Tommy Hilfiger, Guess, Reebok and many others. The Charleston property is wholly owned by Tanger.

Tanger continues the pre-development and leasing of two previously announced sites located in Pittsburgh, Pennsylvania and Deer Park (Long Island), New York. The company has contracted with Allegany Power to move certain power lines located on the Pittsburgh site and plans to close on the acquisition of the land later this year, with an expected delivery of the center in the first quarter of 2008. The Pittsburgh center will be wholly owned by Tanger. The company expects to begin demolition of the building located at the Deer Park site before the end of 2006 and currently expects this center will also be delivered in the first quarter of 2008. The Deer Park property is owned through a joint venture of which Tanger and two venture partners each own a one-third interest.

Financing Activities and Balance Sheet Summary

During the second quarter of 2006, Tanger received commitments from Branch Banking and Trust Co. (BB&T) and SunTrust Bank for additional unsecured lines of credit of $25 million each. Since the end of the second quarter, the company has closed on the BB&T line of credit and expects to close on the SunTrust Bank line of credit within the next few months, bringing Tanger’s total unsecured line of credit capacity to $200 million. As of June 30, 2006 the company had $49.8 million outstanding on its unsecured lines of credit.

Tanger’s total market capitalization as of June 30, 2006 increased 38% from the same period in 2005 to approximately $1.9 billion, with $650.6 million of debt outstanding. The company’s debt to total market capitalization improved to 33.8% as of June 30, 2006 from 35.0% as of June 30, 2005.

As of June 30, 2006, $547.3 million, or 84% of Tanger’s total debt, was at fixed interest rates. During the second quarter of 2005, the company continued to maintain a strong interest coverage ratio of 3.08 times.

2006 FFO Per Share Guidance

Based on current market conditions, the strength and stability of its core portfolio, Tanger currently believes its net income for 2006, excluding gains or losses on the sale of real estate will be between $0.74 and $0.78 per share and its FFO for 2006 will be between $2.18 and $2.22 per share. The company’s earnings estimates do not include the impact of any future potential gains on the sale of land parcels or the impact of any future potential sales or acquisitions of properties. The following table provides the reconciliation of estimated diluted FFO per share to estimated diluted net income per share:

For the twelve months ended December 31, 2006
Low Range  High Range
Estimated diluted net income per share, excluding
gain/loss on the sale of real estate                   $ 0.74   $ 0.78
Minority interest, depreciation and amortization uniquely
significant to real estate including minority interest
share and our share of joint ventures                 1.44        1.44
Estimated diluted FFO per share             $ 2.18              $ 2.22

Second Quarter Conference Call

Tanger will host a conference call to discuss its second quarter results for analysts, investors and other interested parties on Thursday, July 27, 2006, at 10:00 A.M. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers Second Quarter Financial Results call. Alternatively, the call will be web cast by CCBN and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site at www.tangeroutlet.com/corporate under the News Release section.

A telephone replay of the call will be available from July 27, 2006 starting at 12:00 P.M. Eastern Time through 11:59 P.M., August 4, 2006, by dialing 1-800-642-1687 (conference ID # 2611083). Additionally, an online archive of the broadcast will also be available through August 4, 2006.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently owns 29 centers in 21 states coast to coast, totaling approximately 8.0 million square feet of gross leasable area. Tanger also manages for a fee and owns a 50% interest in one center containing approximately 402,000 square feet and manages for a fee three centers totaling approximately 293,000 square feet. Tanger is furnishing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended June 30, 2006. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, fund from operations, the development of new centers, the opening of ongoing expansions, coverage of the current dividend and the impact of sales of land parcels may be, forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, the company’s ability to lease its properties, the company’s inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

TANGER FACTORY OUTLET CENTERS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended			Six months ended
	June 30,			June 30,
	2006		2005	2006	2005
	(unaudited)		(unaudited)	(unaudited)	(unaudited)
REVENUES
Base rentals (a)		$33,879	$32,845	$66,844		$64,061
Percentage rentals		1,398	1,254	2,556		2,134
Expense reimbursements		13,747	12,296	26,467		26,235
Other income (b)		1,504	1,182	2,859		2,112
Total revenues		50,528	47,577	98,726		94,542

EXPENSES
Property operating		15,995	14,143	30,760		29,843
General and administrative		4,077	3,711	8,158		6,754
Depreciation and amortization		13,593	11,243	29,543		23,996
Total expenses		33,665	29,097	68,461		60,593
Operating income		16,863	18,480	30,265		33,949
Interest expense		9,890	8,167	19,924		16,395
Income before equity in earnings of
unconsolidated joint ventures, minority
interests, discontinued operations
and loss on sale of real estate		6,973	10,313	10,341		17,554
Equity in earnings of unconsolidated joint ventures		285	268	432		459
Minority interests
Consolidated joint venture		---	(6,727)	---		(13,351)
Operating partnership		(969)	(700)	(1,350)		(846)
Income from continuing operations		6,289	3,154	9,423		3,816
Discontinued operations, net of minority interest (c)		---	326	11,713		578
Income before loss on sale of real estate		6,289	3,480	21,136		4,394
Loss on sale of real estate excluded from
discontinued operations, net of minority interest		---	---	---		(3,843)
Net income		6,289	3,480	21,136		551
Preferred share dividends		(1,406)	---	(2,621)		---
Net income available to common shareholders		$4,883	$3,480	$18,515		$551

Basic earnings per common share:
Income from continuing operations		$.16	$.12	$.22	$	---
Net income		$.16	$.13	$.61		$.02

Diluted earnings per common share:
Income from continuing operations		$.16	$.11	$.22	$	---
Net income		$.16	$.13	$.60		$.02

Funds from Operations Available to
Common Shareholders (FFO)		$19,757	$15,703	$38,645		$30,233
FFO per common share - diluted		$.53	$.47	$1.05		$.90

Summary of discontinued operations (c)
Operating income from discontinued operations	$	---	$398	$208		$706
Gain on sale of real estate		---	---	13,833		---
Income from discontinued operations		---	398	14,041		706
Minority interest in discontinued operations		---	(72)	(2,328)		(128)
Discontinued operations, net of minority interest	$	---	$326	$11,713		$578

(a) Includes straight-line rent and market rent adjustments of $948 and $1,152 for the three months ended and $1,863 and $1,311 for the six months ended June 30, 2006 and 2005, respectively.
(b) Includes gains on sale of outparcels of land of $115 and $128 for the three months ended and $225 and $128 for the six months ended June 30, 2006 and 2005, respectively.
(c) In accordance with SFAS No. 144”Accounting for the Impairment or Disposal of Long Lived Assets,” the results of operations for properties disposed of during the above periods in which we have no significant continuing involvement have been reported above as discontinued operations for all periods presented.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30,	December 31,
	2006	2005
	(Unaudited)	(Unaudited)
ASSETS:
Rental property
Land	$119,876	$120,715
Buildings, improvements and fixtures	1,017,245	1,004,545
Construction in progress	51,260	27,606
	1,188,381	1,152,866
Accumulated depreciation	(266,958)	(253,765)
Rental property, net	921,423	899,101
Cash and cash equivalents	1,785	2,930
Assets held for sale	---	2,637
Investments in unconsolidated joint ventures	15,130	13,020
Deferred charges, net	56,867	64,555
Other assets	27,008	18,362
Total assets	$1,022,213	$1,000,605

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY:
Liabilities
Debt
Senior, unsecured notes (net of discount of $867 and $901, respectively)	$349,132	$349,099
Mortgages payable (including a debt premium of $4,623 and $5,771, respectively)	198,177	201,233
Unsecured note	53,500	53,500
Unsecured lines of credit	49,800	59,775
Total debt	650,609	663,607
Construction trade payables	22,372	13,464
Accounts payable and accrued expenses	22,095	23,954
Total liabilities	695,076	701,025

Commitments
Minority interest in operating partnership	53,541	49,366

Shareholders’ equity
Preferred shares, 7.5% Class C, liquidation preference $25 per share, 8,000,000 shares authorized, 3,000,000 and 2,200,000 shares issued
and outstanding at June 30, 2006 and December 31, 2005, respectively	75,000	55,000
Common shares, $.01 par value, 50,000,000 shares authorized,
31,000,536 and 30,748,716 shares issued and outstanding at June 30, 2006
and December 31, 2005, respectively	310	307
Paid in capital	332,103	338,688
Distributions in excess of earnings	(142,497)	(140,738)
Deferred compensation	---	(5,501)
Accumulated other comprehensive income	8,680	2,458
Total shareholders’ equity	273,596	250,214
Total liabilities, minority interest and shareholders’ equity	$1,022,213	$1,000,605

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
FUNDS FROM OPERATIONS (a)
Net income	$6,289	$3,480	$21,136	$551
Adjusted for:
Minority interest in operating partnership	969	700	1,350	846
Minority interest adjustment - consolidated joint venture	---	(277)	---	(108)
Minority interest, depreciation and amortization
attributable to discontinued operations	---	249	2,444	482
Depreciation and amortization uniquely significant to
real estate - consolidated	13,526	11,181	29,411	23,880
Depreciation and amortization uniquely significant to
real estate - unconsolidated joint ventures	379	370	758	739
(Gain) loss on sale of real estate	---	---	(13,833)	3,843
Funds from operations (FFO)	21,163	15,703	41,266	30,233
Preferred share dividends	(1,406)	---	(2,621)	---
Funds from operations available to common
shareholders	$19,757	$15,703	$38,645	$30,233
Funds from operations available to common
shareholders per share - diluted	$.53	$.47	$1.05	$.90

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	30,593	27,357	30,562	27,330
Effect of outstanding share and unit options	220	165	233	173
Effect of unvested restricted share awards	102	54	94	43
Diluted weighted average common shares (for earnings
per share computations)	30,915	27,576	30,889	27,546
Convertible operating partnership units (b)	6,067	6,067	6,067	6,067
Diluted weighted average common shares (for funds
from operations per share computations)	36,982	33,643	36,956	33,613

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned	8,029	4,923	8,029	4,923
Partially owned - consolidated (c)	---	3,271	---	3,271
Partially owned - unconsolidated	402	402	402	402
Managed	293	65	293	65

Outlet centers in operation -
Wholly owned	29	22	29	22
Partially owned - consolidated (c)	---	9	---	9
Partially owned - unconsolidated	1	1	1	1
Managed	3	1	3	1

States operated in at end of period (c) (d)	21	22	21	22
Occupancy at end of period (c) (d)	96.2%	96.5%	96.2%	96.5%

(a)
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

(b)	The convertible operating partnership units (minority interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(c)
Includes the Charter Oak portfolio which we originally acquired through a joint venture in 2003. At that time we had a 33.3% ownership interest in the joint venture. In November 2005, we acquired the remaining 66.7% interest in the joint venture, thus making the portfolio wholly-owned from that date forward. However, these properties have been consolidated for financial reporting purposes under the accounting guidance of FIN 46R since the initial formation of the joint venture in December 2003.

(d)	Excludes Myrtle Beach, South Carolina, Hwy 18 property which is operated by us through a 50% ownership joint venture and three centers for which we only have management responsibilities.